Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form F-1 of our report dated September 3, 2009 (except for Note 15, as to which the date is September 29, 2009) (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph referring to (1) the basis of financial statement presentation and (2) the change in method of accounting for the noncontrolling interest in a subsidiary to conform to FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements— An Amendment of ARB No. 51, effective January 1, 2009), relating to the consolidated financial statements and related financial statement schedule of China Real Estate Information Corporation appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte Touche Tohmatsu CPA Ltd.

Shanghai, China
September 29, 2009